EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-167241 and 333-37440 on Forms S-8 of HealthStream, Inc. of our report dated April 7, 2015 relating to the consolidated financial statements of HealthLine Systems, Inc. and Subsidiaries, which appears in the Current Report on Form 8-K/A dated April 14, 2015.

/s/ Lattimore Black Morgan & Cain, PC

Brentwood, Tennessee

April 14, 2015